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                           FOUNDATION HEALTH SYSTEMS
          Pro Forma Unaudited Consolidated Statement of Operations
                      (In thousands, except per share data)


                                                    Three-Months Ended March 31,
                                                    ----------------------------
                                                        1996            1997
Revenues                                             -----------    -----------
   Health plan premiums                              $ 1,311,181    $ 1,420,096
   Government contracts                                  147,347        246,034
   Workers' compensation revenue                         137,831        130,664
   Specialty services revenue                             56,011         63,823
   Investment and other income                            23,613         34,526
                                                     -----------    -----------
                                                       1,675,983      1,895,143
                                                     -----------    -----------

Expenses:
   Health plan services                                1,066,556      1,176,156
   Government health care services                       103,062        190,912
   Workers' compensation costs                           121,449        122,527
   Specialty services costs                               48,846         53,601
   Selling, general and administrative                   197,617        219,383
   Amortization and depreciation                          26,726         25,600
   Interest expense                                        9,309         15,005
                                                     -----------    -----------
                                                       1,573,565      1,803,184
                                                     -----------    -----------

Income from operations before income taxes
   and discontinued operations                           102,418         91,959

Income tax provision                                      36,751         33,478
                                                     -----------    -----------

Net income before discontinued operations                 65,667         58,481
                                                     -----------    -----------

Loss on discontinued operations, net of tax               (3,390)             0
                                                     -----------    -----------

Net Income                                           $    62,277    $    58,481
                                                     -----------    -----------
                                                     -----------    -----------

Earnings per share primary and fully diluted         $      0.50    $      0.47
                                                     -----------    -----------
                                                     -----------    -----------

Weighted average common shares outstanding
    Primary                                              124,071        125,682
                                                     -----------    -----------
                                                     -----------    -----------

    Fully diluted                                        124,113        125,738
                                                     -----------    -----------
                                                     -----------    -----------